UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/09/2012

Zipcar, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35131

Delaware	04-3499525
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

25 First Street, 4th Floor
Cambridge, MA 02141
(Address of principal executive offices, including zip code)

(617) 995-4231
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Second Amendment and Restatement of Series 2010-1 Notes

On May 9, 2012, Zipcar Vehicle Financing LLC ("ZVF"), a bankruptcy-remote special purpose entity wholly owned by Zipcar, Inc. (the "Company"), entered into certain agreements (collectively, the "Amendments") relating to ZVF's Series 2010-1 Variable Funding Car Sharing Asset Backed Notes (the "Series 2010-1 Notes") and the financing facility related thereto (the "Series 2010-1 Facility"), including:

(i)        a Second Amended and Restated Series 2010-1 Supplement to the Amended and Restated Base Indenture between ZVF and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") dated May 11, 2011; and

(ii)        an agreement with Credit Agricole Corporate and Investment Bank ("Credit Agricole"), as the holder of the Series 2010-1 Notes extending the term of Credit Agricole's commitment.

Among other things, the Amendments (a) reduce the undrawn fee rate by 15 basis points, (b) provide for the ability to finance vehicles manufactured by General Motors Company under the Series 2010-1 Facility, (c) increase the net book value of vehicles manufactured by Ford Motor Company that can be financed under the Series 2010-1 Facility, (d) eliminate provisions requiring an interest rate cap provider to procure a replacement interest rate cap provider if such existing interest rate cap provider is downgraded below certain ratings thresholds (but retain the requirement that an interest rate cap provider post collateral if it is downgraded below certain ratings thresholds) and (e) extend the commitment termination date from May 9, 2012 to May 8, 2013, extend the expected final maturity date from May 9, 2014 to May 8, 2015 and extend the legal final maturity date from May 11, 2015 to May 9, 2016.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zipcar, Inc.

Date: May 10, 2012	By:	/s/ Dean J. Breda
Dean J. Breda
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated May 10, 2012